                                     [LETTERHEAD]





                                     July 17, 1998
Writer's Direct Dial Number                                      Other Offices

                                                                        Austin

                                                                       Houston

            214/939-5500

CapRock Telecommunications Corp.
CapRock Fiber Network, Ltd.
Two Galleria Tower
13455 Noel Road, Suite 1925
Dallas, Texas 75240

Ladies and Gentlemen:

     We have acted as counsel for CapRock Telecommunications Corp. ("TELECOMMUNICATIONS") and CapRock Fiber Network, Ltd. (the "PARTNERSHIP") in connection with, and you have requested our opinion with respect to certain federal income tax consequences of, the transaction in which the businesses of Telecommunications, the Partnership, and IWL Communications, Incorporated ("IWL") will be combined (the "TRANSACTION"), as described in the Joint Proxy Statement/Prospectus (the "PROXY STATEMENT") included in the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"), as filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement.

     In rendering this opinion, we have examined executed originals, counterparts or copies identified to our satisfaction as being true copies of the Proxy Statement, the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of February 16, 1998, as amended, among IWL Holdings Corp., IWL, IWL Acquisition Corp., Telecommunications, CapRock Acquisition Corp. ("C-SUB"), the Partnership, and each of the other documents and agreements specifically referenced in both the Merger Agreement and the Proxy Statement (collectively, the "COMBINATION DOCUMENTS"). In addition, we have relied upon certain representations made by officers and employees of Telecommunications, the Partnership and IWL, including those contained in the certificates of certain officers of Telecommunications, the Partnership and IWL dated as of the date hereof. Where such representations are made to the best knowledge and belief of the person making such representations, we have assumed the facts to be as so represented. Among other representations and assumptions, we have relied on (i) representations from IWL, Telecommunications and the Partnership that they have no knowledge of contracts entered into by the holders of IWL Common Stock, the holders of Telecommunications Common Stock, or the Partners to sell Holdings Common Stock that would cause them as a group not to have control of Holdings (as defined in Section 368(c) of the Internal Revenue Code of 1986, as


A Registered Limited Liability Partnership Including Professional Corporations

CapRock Telecommunications Corp.
CapRock Fiber Network, Ltd.
July 17, 1998

Page



amended (the "CODE")) immediately after the Closing and (ii) the assumption that any such contracts now existing or entered into prior to the Closing are not and will not be of an aggregate magnitude that would cause the holders of IWL Common Stock, the holders of Telecommunications Common Stock, or the Partners as a group not to have control of Holdings (as defined in Section 368(c) of the Code) immediately after the Closing. Our opinion is conditioned on the initial and continuing accuracy of the statements, representations, and covenants referred to above and we have not independently verified the accuracy or completeness of such statements, representations, and covenants.

     Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the material federal income tax consequences of the Transaction to the holders of Telecommunications Common Stock, Telecommunications, Holdings, the Partners and the Partnership are as follows:

     1. No gain or loss will be recognized for federal income tax consequences by holders of Telecommunications Common Stock upon their exchange of Telecommunications Common Stock solely for Holdings Common Stock pursuant to the Merger.

     2. The aggregate tax basis of Holdings Common Stock received by a holder of Telecommunications Common Stock as a result of the Merger will be the same as such stockholder's aggregate tax basis in the Telecommunications Common Stock surrendered in the exchange.

     3. Assuming that the shares of Telecommunications Common Stock surrendered in the exchange constitute capital assets in a stockholder's hands, the holding period of the Holdings Common Stock held by former holders of Telecommunications Common Stock as a result of the exchange will include the period during which such shareholder held the Telecommunications Common Stock exchanged.

     4. No gain or loss will be recognized for federal income tax purposes by Holdings, Telecommunications or C-Sub as a result of the formation of Holdings or C-Sub or as a result of the Merger.

     5. No gain or loss will be recognized for federal income tax purposes by the Partners upon their exchange of Partnership Interests for Holdings Common Stock in the Interest Exchange.

     6. The aggregate tax basis of Holdings Common Stock received by a Partner as a result of the Interest Exchange will be the same as such Partner's aggregate tax basis in the Partnership Interest surrendered in the exchange.

CapRock Telecommunications Corp.
CapRock Fiber Network, Ltd.
July 17, 1998
Page 3



     7. Assuming that the Partnership Interest surrendered in the Interest Exchange constitutes a capital asset in a Partner's hands, the holding period of the Holdings Common Stock held by the former Partner as a result of the Interest Exchange will include the period during which such former Partner held the Partnership Interest exchanged.

     8. No gain or loss will be recognized for federal income tax purposes by Holdings or the Partnership as a result of the Interest Exchange.

     The foregoing opinions are subject to the following additional assumptions, qualifications, and limitations:

     (a) We have assumed: (i) that each transaction contemplated by the Combination Documents will be closed in accordance with the terms of such Combination Documents without modification or waiver; (ii) that the Combination Documents constitute the only documents containing the substantive terms of such transactions; and (iii) that the Combination Documents have been duly authorized, executed and delivered by all the parties thereto and are valid and legally enforceable obligations of each of the parties thereto.

     (b) This opinion is based upon present Federal income tax law, including relevant statutes, regulations, and interpretations thereof by the Internal Revenue Service and relevant courts, all of which are subject to change, including effectively retroactive change.

     (c) This opinion letter is limited to the matters stated herein as of the date hereof. We disavow any obligation to update this opinion letter or advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or of any additional or newly discovered information that is brought to our attention.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the headings "THE TRANSACTION--Certain United States Federal Income Tax Consequences of the Mergers," "THE TRANSACTION--Certain United States Federal Income Tax Consequences of the Interest Exchange" and "LEGAL MATTERS" in the Proxy Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,



                                   HUGHES & LUCE, L.L.P.